FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FOURTH QUARTER 2019 FINANCIAL RESULTS

•	Reported Net Income of $1.22 Per Share

•	Adjusted Net Income of $1.14 Per Share

•	Net New Orders Increased 33% to 5,691 Homes

•	Closings Increased 2% to 6,822 Homes

•	Home Sale Revenues Increased 1% to $2.9 Billion

•	Unit Backlog Up 20% to 10,507 Homes

•	Backlog Value Increased 18% to $4.5 Billion

•	Year-end Cash Balance of $1.2 Billion; Debt-to-Total Capitalization Decreased to 33.6%

•	Company Announces Purchase of Off-site Framing-Shell Manufacturer

ATLANTA - Jan. 28, 2020 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2019. For the quarter, the Company reported net income of $336 million, or $1.22 per share. Adjusted net income for the period was $312 million, or $1.14 per share, after excluding $31 million of pre-tax benefit from an insurance reserve adjustment.

Reported net income for the fourth quarter of 2018 was $238 million, or $0.84 per share. Adjusted net income for the fourth quarter of 2018 was $314 million, or $1.11 per share, after excluding $85 million of pre-tax land charges and a $16 million pre-tax charge for a Financial Services reserve adjustment.

“As demonstrated by our 33% increase in orders, the recovery in housing demand that began earlier this year gained momentum through the fourth quarter as we realized strong sales across all buyer groups,” said Company President and CEO Ryan Marshall. “The quarter completes an outstanding year during which we continued to invest in growing our business, generated $1.1 billion in operating cash flow, returned $397 million to shareholders, paid down $310 million of homebuilder debt, and realized a 20.0% return on equity.”

“Strong demand for new homes is benefitting from favorable market dynamics including improved affordability in part due to low mortgage rates, high employment and consumer confidence, and a generally balanced inventory of new homes,” added Marshall. “The sustained strength in housing demand allowed us to deliver strong fourth quarter and full-year results, and has PulteGroup well positioned to increase delivery volumes, revenues, homebuilding gross margins and earnings in 2020.”

Fourth Quarter Results

Home sale revenues for the fourth quarter increased 1% over the fourth quarter of 2018 to $2.9 billion. Higher revenues for the period reflect a 2% increase in closings to 6,822 homes, partially offset by a less than 1% decrease in average sales price to $429,000.

Home sale gross margin for the fourth quarter was 22.8%, compared with prior year reported and adjusted gross margins of 21.5% and 23.8%, respectively.

Reported fourth quarter SG&A expense of $262 million, or 8.9% of home sale revenues, included a $31 million pre-tax benefit from an insurance reserve adjustment recorded in the period. Exclusive of this benefit, adjusted SG&A expense for the quarter was $293 million, or 10.0% of home sale revenues. SG&A expense for the fourth quarter of 2018 was $292 million, or 10.1% of home sale revenues.

Net new orders for the quarter increased 33% over the fourth quarter of 2018 to 5,691 homes as results benefitted from both increased community count and higher absorption pace. The value of net new orders increased 35% to $2.5 billion, up from $1.8 billion in the fourth quarter of 2018. Average community count for the fourth quarter was 865 communities, compared with 825 communities in the fourth quarter of 2018.

Unit backlog is up 20% over last year to 10,507 homes, while the backlog dollar value increased 18% to $4.5 billion. The decrease in the average price of homes in backlog reflects the Company’s efforts to modestly expand its first-time buyer business which typically carries a lower sales price.

Pre-tax income for the Company’s Financial Services operations was $34 million compared with $5 million in the fourth quarter of 2018. Results for the fourth quarter of 2018 included a $16 million pre-tax charge for a reserve adjustment recorded in the period. The increase in pre-tax income for the period also reflects a strong margin environment, higher loan volumes resulting from growth in the Company’s homebuilding operations and a higher mortgage capture rate. Capture rate for the fourth quarter increased to 84% from 77% last year.

During the quarter, the Company repurchased 0.8 million of its common shares for $30 million, or an average price of $39.16 per share. For the year, the Company repurchased 8.4 million common shares, or 3% of its outstanding shares, for $274 million, or an average price of $32.52 per share.

At year end, the Company had $1.2 billion of cash and a debt-to-total capitalization of 33.6%, which is down from 38.6% at the end of 2018.

Company Acquires Off-site Framing-Shell Manufacturer

In a separate press release, PulteGroup also announced today that it has acquired the assets of Innovative Construction Group (ICG), a leading off-site solutions provider focused on single family and multifamily wood framed construction. Based in Jacksonville, Florida, ICG’s comprehensive framing solutions include design services, manufactured wall panels, roof trusses and floor systems, and onsite installation to provide a full frame shell construction process. ICG will remain a stand-alone operation and continue serving its existing customer base and builder clients.

“In response to ongoing labor constraints which are impacting construction trades throughout the country, we have made the strategic decision to acquire off-site manufacturing capabilities that we believe can help us drive greater production efficiencies,” said Marshall. “We view this acquisition as a logical next step in the common plan management platform we have been advancing for years and see the potential to open comparable production plants in future years.”

A conference call discussing PulteGroup's fourth quarter 2019 results is scheduled for Tuesday, January 28, 2020, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should”, “will” and similar expressions identify forward-looking statements, including statements related to any impairment charge and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the Company’s other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our businesses. The Company undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup’s expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Homebuilding
Home sale revenues	$2,925,288	$2,884,557	$9,915,705	$9,818,445
Land sale and other revenues	21,828	59,534	62,821	164,504
	2,947,116	2,944,091	9,978,526	9,982,949
Financial Services	69,797	55,059	234,431	205,382
Total revenues	3,016,913	2,999,150	10,212,957	10,188,331

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,259,131)	(2,264,704)	(7,628,700)	(7,540,937)
Land sale cost of revenues	(20,484)	(54,769)	(56,098)	(126,560)
	(2,279,615)	(2,319,473)	(7,684,798)	(7,667,497)

Financial Services expenses	(35,906)	(50,772)	(130,770)	(147,422)
Selling, general, and administrative expenses	(261,545)	(292,318)	(1,044,337)	(1,012,023)
Other expense, net	(3,896)	(7,096)	(13,476)	(13,849)
Income before income taxes	435,951	329,491	1,339,576	1,347,540
Income tax expense	(100,153)	(91,842)	(322,876)	(325,517)
Net income	$335,798	$237,649	$1,016,700	$1,022,023

Net income per share:
Basic	$1.23	$0.84	$3.67	$3.56
Diluted	$1.22	$0.84	$3.66	$3.55
Cash dividends declared	$0.12	$0.11	$0.45	$0.38

Number of shares used in calculation:
Basic	270,843	278,964	274,495	283,578
Effect of dilutive securities	632	1,248	802	1,287
Diluted	271,475	280,212	275,297	284,865

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	December 31, 2019	December 31, 2018

ASSETS

Cash and equivalents	$1,217,913	$1,110,088
Restricted cash	33,543	23,612
Total cash, cash equivalents, and restricted cash	1,251,456	1,133,700
House and land inventory	7,680,614	7,253,353
Land held for sale	24,009	36,849
Residential mortgage loans available-for-sale	508,967	461,354
Investments in unconsolidated entities	59,766	54,590
Other assets	895,686	830,359
Intangible assets	124,992	127,192
Deferred tax assets, net	170,107	275,579
	$10,715,597	$10,172,976

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$435,916	$352,029
Customer deposits	294,427	254,624
Accrued and other liabilities	1,399,368	1,360,483
Income tax liabilities	36,093	11,580
Financial Services debt	326,573	348,412
Notes payable	2,765,040	3,028,066
Total liabilities	5,257,417	5,355,194
Shareholders' equity	5,458,180	4,817,782
	$10,715,597	$10,172,976

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Year Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net income	$1,016,700	$1,022,023
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	105,438	362,777
Land-related charges	27,101	99,446
Depreciation and amortization	53,999	49,429
Share-based compensation expense	28,368	28,290
Loss on debt retirements	4,927	76
Other, net	1,155	(3,688)
Increase (decrease) in cash due to:
Inventories	(237,741)	(50,362)
Residential mortgage loans available-for-sale	(48,261)	107,330
Other assets	(15,125)	(64,174)
Accounts payable, accrued and other liabilities	140,984	(101,400)
Net cash provided by (used in) operating activities	1,077,545	1,449,747
Cash flows from investing activities:
Capital expenditures	(58,119)	(59,039)
Investments in unconsolidated entities	(9,515)	(1,000)
Business acquisition	(163,724)	—
Other investing activities, net	5,129	18,097
Net cash provided by (used in) investing activities	(226,229)	(41,942)
Cash flows from financing activities:
Debt issuance costs	—	(8,164)
Repayments of notes payable	(309,985)	(82,775)
Borrowings under revolving credit facility	—	1,566,000
Repayments under revolving credit facility	—	(1,566,000)
Financial Services borrowings (repayments), net	(21,841)	(89,393)
Stock option exercises	6,399	6,555
Share repurchases	(274,333)	(294,566)
Cash paid for shares withheld for taxes	(11,450)	(7,910)
Dividends paid	(122,350)	(104,020)
Net cash provided by (used in) financing activities	(733,560)	(580,273)
Net increase (decrease)	117,756	827,532
Cash, cash equivalents, and restricted cash at beginning of period	1,133,700	306,168
Cash, cash equivalents, and restricted cash at end of period	$1,251,456	$1,133,700

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$5,605	$557
Income taxes paid, net	$137,119	$89,204

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
HOMEBUILDING:
Home sale revenues	$2,925,288	$2,884,557	$9,915,705	$9,818,445
Land sale and other revenues	21,828	59,534	62,821	164,504
Total Homebuilding revenues	2,947,116	2,944,091	9,978,526	9,982,949

Home sale cost of revenues	(2,259,131)	(2,264,704)	(7,628,700)	(7,540,937)
Land sale cost of revenues	(20,484)	(54,769)	(56,098)	(126,560)
Selling, general, and administrative expenses	(261,545)	(292,318)	(1,044,337)	(1,012,023)
Other expense, net	(3,549)	(7,362)	(13,130)	(14,625)
Income before income taxes	$402,407	$324,938	$1,236,261	$1,288,804

FINANCIAL SERVICES:
Income before income taxes	$33,544	$4,553	$103,315	$58,736

CONSOLIDATED:
Income before income taxes	$435,951	$329,491	$1,339,576	$1,347,540

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Home sale revenues	$2,925,288	$2,884,557	$9,915,705	$9,818,445

Closings - units
Northeast	487	556	1,443	1,558
Southeast	1,067	1,123	3,982	4,220
Florida	1,459	1,509	5,045	4,771
Midwest	1,091	1,063	3,583	3,716
Texas	1,366	1,193	4,528	4,212
West	1,352	1,265	4,651	4,630
	6,822	6,709	23,232	23,107
Average selling price	$429	$430	$427	$425

Net new orders - units
Northeast	322	265	1,562	1,516
Southeast	956	814	4,237	4,114
Florida	1,316	1,018	5,462	4,982
Midwest	827	651	3,721	3,631
Texas	1,094	767	4,886	4,278
West	1,176	752	5,109	4,312
	5,691	4,267	24,977	22,833
Net new orders - dollars	$2,450,095	$1,809,352	$10,615,363	$9,675,529

			December 31,
			2019	2018
Unit backlog
Northeast			589	470
Southeast			1,865	1,610
Florida			2,306	1,889
Midwest			1,540	1,402
Texas			1,850	1,492
West			2,357	1,859
			10,507	8,722
Dollars in backlog			$4,535,805	$3,836,147

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
MORTGAGE ORIGINATIONS:
Origination volume	4,802	4,145	15,821	14,464
Origination principal	$1,534,416	$1,286,154	$4,976,973	$4,456,360
Capture rate	84.1%	76.8%	82.4%	76.2%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Interest in inventory, beginning of period	$228,562	$242,787	$227,495	$226,611
Interest capitalized	40,191	42,335	164,114	172,809
Interest expensed	(58,370)	(57,627)	(181,226)	(171,925)
Interest in inventory, end of period	$210,383	$227,495	$210,383	$227,495

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including adjustments to cost of revenues, selling general, and administrative expenses, income before income taxes, income tax expense, net income, diluted earnings per share, and operating margin. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.
The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

Reconciliation of Adjusted Net Income and Adjusted EPS

		Three Months Ended
		December 31,
	Results of Operations Classification	2019	2018

Net income, as reported		$335,798	$237,649
Adjustments to income before income taxes:
Land impairments	Home sale cost of revenues	*	66,911
Net realizable value adjustments - land held for sale	Land sale cost of revenues	*	8,968
Write-offs of pre-acquisition costs	Other income (expense)	*	9,595
Insurance reserve adjustments	SG&A	(31,099)	*
Financial Services reserve adjustments	Financial Services expense	*	16,224
Income tax effect of the above items	Income tax expense	7,672	(25,719)
Adjusted net income		$312,371	$313,628

EPS (diluted), as reported		$1.22	$0.84
Adjusted EPS (diluted)		$1.14	$1.11

*Item not meaningful for the period presented

Other Reconciliations

	Three Months Ended
	December 31,
	2019		2018
Home sale revenues	$2,925,288		$2,884,557

Gross margin, as reported	$666,157	22.8%	$619,853	21.5%
Land impairments	*	*	66,911	2.3%
Adjusted gross margin	$666,157	22.8%	$686,764	23.8%

SG&A, as reported	$261,545	8.9%	$292,318	10.1%
Insurance reserve adjustments	31,099	1.1%	*	*
Adjusted SG&A	$292,644	10.0%	$292,318	10.1%

Operating margin, as reported**		13.8%		11.4%
Adjusted operating margin***		12.8%		13.7%

*Item not meaningful for the period presented
**Operating margin represents gross margin less SG&A divided by home sale revenues
***Adjusted operating margin represents adjusted gross margin less adjusted SG&A divided by home sale revenues